Exhibit 99.1

NEWS RELEASE
Cabot Oil & Gas Corporation

840 Gessner Rd., Houston, Texas 77024-4152 P. O. Box 4544, Houston, Texas 77210-4544 (281) 589-4600

FOR RELEASE	FOR MORE INFORMATION CONTACT
April 24, 2013	Matt Kerin (281) 589-4642

Cabot Oil & Gas Corporation Announces First Quarter 2013 Results

Equivalent Production Grew 50 Percent Year-Over-Year

HOUSTON, Apr. 24, 2013 /PRNewswire/ — Cabot Oil & Gas Corporation (NYSE: COG) today reported its financial results for the first quarter of 2013. Highlights for the quarter include:

•                  Production of 89.3 billion cubic feet equivalent (Bcfe), an increase of 50 percent over last year’s comparable quarter and 13 percent over the fourth quarter of 2012.

•                  Net income of $42.8 million, or $0.20 per share.

•                  Net income excluding selected items of $54.2 million, or $0.26 per share.

•                  Cash flow from operations of $212.7 million and discretionary cash flow of $234.4 million.

“The success of our drilling program in the Marcellus continues to drive record operating and financial metrics for the Company, including all-time highs for quarterly production, revenues, operating cash flows and discretionary cash flows, despite historically low realized natural gas prices,” said Dan O. Dinges, Chairman, President and Chief Executive Officer.

Equivalent production in the first quarter of 2013 was 89.3 Bcfe, with 85.2 Bcf of natural gas production and 691,000 barrels of liquids production. These figures represent a 50 percent increase in equivalent production compared to the first quarter of 2012 and an increase of 13 percent sequentially over the fourth quarter of 2012. “Gross Marcellus production during the first quarter of approximately one Bcf per day, resulted in the double-digit sequential production growth rate for the quarter,” commented Dinges. “As additional infrastructure projects throughout our Marcellus position come online during the year, it will afford us further increases in production.”

Cash flow from operations in the first quarter of 2013 was $212.7 million, compared to cash flow from operations of $131.8 million in the first quarter of 2012. Discretionary cash flow in the first quarter of 2013 was $234.4 million, compared to discretionary cash flow of $138.5 million in the first quarter of 2012. Higher equivalent production and to a lesser extent, higher realized crude oil prices, drove the quarter’s overall improvement, partially offset by lower realized natural gas prices and increased operating expenses associated with higher production.

Net income in the first quarter of 2013 was $42.8 million, or $0.20 per share, compared to net income of $18.3 million, or $0.09 per share, in the first quarter of 2012. Excluding the effect of selected items (detailed in the table below), net income was $54.2 million, or $0.26 per share, in the first quarter of 2013, compared to $28.5 million, or $0.14 per share, in the first quarter of 2012.

Natural gas price realizations, including the effect of hedges, were $3.45 per Mcf in the first quarter of 2013, down 5 percent compared to the first quarter of 2012. “More recently, the momentum in the natural gas market has shifted positively, as unhedged gas price realizations improved 24 percent between comparable first quarters,” added Dinges. Oil price realizations, including the effect of hedges, were $104.03 per Bbl, up 8 percent compared to the first quarter of 2012.

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Total per unit costs (including financing) decreased to $3.29 per thousand cubic feet equivalent (Mcfe) in the first quarter of 2013, down 15 percent from $3.85 per Mcfe in the first quarter of 2012. All operating expense categories decreased on a per unit basis relative to last year’s comparable quarter, except for transportation and gathering expense and general and administrative expense. Transportation and gathering expense per unit was $0.52 per Mcfe in the first quarter of 2013, up 2 percent from $0.51 per Mcfe in the first quarter of 2012. General and administrative expense per unit was $0.40 per Mcfe in the first quarter of 2013, up 5 percent from $0.38 per Mcfe in the first quarter of 2012, due primarily to an increase in stock-based compensation expense.

Financial Position and Liquidity

At March 31, 2013, the Company’s total debt was $1.1 billion, of which $365 million is outstanding under the Company’s credit facility. Effective April 17, 2013, the lenders under the Company’s revolving credit facility approved an increase in the Company’s borrowing base from $1.7 billion to $2.3 billion as part of the annual redetermination under the terms of the credit facility. Total lender commitments under the Company’s credit facility remained at $900 million, with $534 million of available credit under its facility at March 31, 2013.

As of March 31, 2013, the Company’s net debt to adjusted capitalization ratio was 34.3 percent, compared to 33.2 percent at December 31, 2012 (see attached table for the calculation).

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s first quarter financial and operating results discussion with financial analysts on Thursday, April 25, 2013, at 9:30 a.m. EST (8:30 a.m. CST) at www.cabotog.com. The latest financial guidance, including the Company’s hedge positions, along with a replay of the webcast, which will be archived for one year, are available in the Investor Info section of the Company’s website at www.cabotog.com.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer, with its entire resource base located in the continental United States. For additional information, visit the Company’s homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

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CABOT OIL & GAS RESULTS — Page 3

OPERATING DATA

	Three Months Ended
	March 31,
	2013	2012
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
Appalachia	79.9	49.6
Other	5.3	6.8
Total	85.2	56.4

Crude/Condensate/NGL	691	538

Equivalent Production (Bcfe)	89.3	59.7

PRICES (1)
Average Produced Gas Sales Price ($/Mcf)
Appalachia	$3.49	$3.77
Other	$2.79	$2.82
Total	$3.45	$3.65

Average Crude/Condensate Price ($/Bbl)	$104.03	$96.67

WELLS DRILLED
Gross	32	31
Net	26	23
Gross success rate	97%	100%

(1)  These realized prices include the realized impact of derivative instrument settlements.

	Three Months Ended
	March 31,
	2013	2012
Realized impacts to gas pricing	$0.16	$1.00
Realized impacts to oil pricing	$3.24	$(2.57)

CABOT OIL & GAS RESULTS — Page 4

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012
Operating Revenues
Natural gas	$293,793	$206,782
Crude oil and condensate	65,655	49,981
Brokered natural gas	10,893	13,444
Other	2,944	1,929
	373,285	272,136
Operating Expenses
Direct operations	31,497	27,320
Transportation and gathering	46,221	30,258
Brokered natural gas	8,389	11,872
Taxes other than income	11,687	18,583
Exploration	4,024	4,001
Depreciation, depletion and amortization	148,653	110,357
General and administrative (excluding stock-based compensation)	17,035	20,894
Stock-based compensation (1)	18,669	1,655
	286,175	224,940
Gain (loss) on sale of assets	(96)	(535)
Income from Operations	87,014	46,661
Interest expense and other	16,255	16,917
Income before income taxes	70,759	29,744
Income tax expense	27,935	11,426
Net Income	$42,824	$18,318
Earnings per share - Basic	$0.20	$0.09
Weighted average common shares outstanding	210,150	209,128

(1)      Includes the impact of the Company’s performance share awards, restricted stock, stock appreciation rights and expense associated with the Supplemental Employee Incentive Plan. The increase in the expense is due to the Company’s higher stock price and the resulting mark-to-market for liability awards.

CABOT OIL & GAS RESULTS — Page 5

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	March 31,	December 31,
	2013	2012
Assets
Current assets	$238,880	$270,310
Properties and equipment, net	4,412,772	4,310,977
Other assets	36,184	35,026
Total assets	$4,687,836	$4,616,313

Liabilities and Stockholders’ Equity
Current liabilities	$447,264	$444,139
Long-term debt, excluding current maturities	1,052,000	1,012,000
Deferred income taxes	910,608	882,672
Other liabilities	154,750	146,055
Stockholders’ equity	2,123,214	2,131,447
Total liabilities and stockholders’ equity	$4,687,836	$4,616,313

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2013	2012
Cash Flows From Operating Activities
Net income	$42,824	$18,318
Deferred income tax expense	23,574	9,724
Loss (gain) on sale of assets	96	535
Exploration expense	666	49
Unrealized (gain) loss on derivatives	—	(42)
Income charges not requiring cash	167,205	109,951
Changes in assets and liabilities	(21,680)	(6,755)
Net cash provided by operations	212,685	131,780

Cash Flows From Investing Activities
Capital expenditures	(260,169)	(188,547)
Proceeds from sale of assets	486	1,280
Investment in equity method investment	(1,250)	—
Net cash used in investing	(260,933)	(187,267)

Cash Flows From Financing Activities
Net increase (decrease) in debt	40,000	62,000
Stock-based compensation tax benefit	2,138	—
Dividends paid	(4,201)	(4,177)
Other	32	81
Net cash provided by financing	37,969	57,904

Net increase (decrease) in cash and cash equivalents	$(10,279)	$2,417

CABOT OIL & GAS RESULTS — Page 6

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012
As reported - net income	$42,824	$18,318
Reversal of selected items, net of tax:
(Gain) loss on sale of assets	58	327
Stock-based compensation expense	11,337	1,013
Pension expense (1)	—	3,824
Unrealized loss (gain) on derivatives	—	(26)
Pennsylvania impact fee (2)	—	5,067
Net income excluding selected items	$54,219	$28,523
As reported - earnings per share	$0.20	$0.09
Per share impact of reversing selected items	0.06	0.05
Earnings per share including reversal of selected items	$0.26	$0.14
Weighted average common shares outstanding	210,150	209,128

(1)             On July 28, 2010, the Company notified its employees of its plan to terminate its qualified and non-qualified pension plans, effective September 30, 2010. These amounts represent pension expenses related to the plan termination, including settlement costs and expenses related to the acceleration of amortization of prior service costs and actuarial losses over the period. Final distribution of the pension plan occurred as of the end of the second quarter 2012. Pension expense is included in General and administrative expense in the Condensed Consolidated Statement of Operations.

(2)             In February 2012, the Pennsylvania state legislature authorized the assessment of an impact fee on Marcellus shale production. This amount represents the initial year accrual related to our 2011 and prior wells. Expenses associated with the impact fee are included in Taxes other than income in the Condensed Consolidated Statement of Operations.

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Three Months Ended
	March 31,
	2013	2012
Discretionary Cash Flow
As reported - net income	$42,824	$18,318
Plus / (less):
Deferred income tax expense	23,574	9,724
Loss (gain) on sale of assets	96	535
Exploration expense	666	49
Unrealized loss (gain) on derivatives	—	(42)
Income charges not requiring cash	167,205	109,951
Discretionary Cash Flow	234,365	138,535
Changes in assets and liabilities	(21,680)	(6,755)
Net cash provided by operations	$212,685	$131,780

Net Debt Reconciliation

(In thousands)

	March 31,	December 31,
	2013	2012

Current portion of long-term debt	$75,000	$75,000
Long-term debt	1,052,000	1,012,000
Total debt	1,127,000	1,087,000
Stockholders’ equity	2,123,214	2,131,447
Total Capitalization	$3,250,214	$3,218,447

Total debt	$1,127,000	$1,087,000
Less: Cash and cash equivalents	(20,457)	(30,736)
Net Debt	$1,106,543	$1,056,264

Net debt	$1,106,543	$1,056,264
Stockholders’ equity	2,123,214	2,131,447
Total Adjusted Capitalization	$3,229,757	$3,187,711

Total debt to total capitalization ratio	34.7%	33.8%
Less: Impact of cash and cash equivalents	0.4%	0.5%
Net Debt to Adjusted Capitalization Ratio	34.3%	33.2%